EXHIBIT 5

May 23, 2003

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana  70112

Ladies and Gentlemen:

We have acted as counsel for McMoRan Exploration Co., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 2,000,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), pursuant to the terms of the McMoRan Exploration Co. 2003 Stock Incentive Plan (the “Plan”).

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,

POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:    /s/ Margaret F. Murphy

            Margaret F. Murphy
             Partner